[ONTARIO LOGO GRAPHIC OMITTED]

ONTARIO FINANCES
2003-04 FIRST QUARTER                         QUARTERLY UPDATE - JUNE 30, 2003                            Ministry of Finance
-------------------------------------------------------------------------------------------------------------------

Fiscal Summary
($ Millions)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                       2003-04
-----------------------------------------------------------------------------------------------------------------------------
                                                                        Interim         Budget         Current         In-Year
                                                                        2002-03          Plan          Outlook         Change
                                                                -------------------------------------------------------------
Revenue                                                                  66,391         71,566          71,439           (127)
Expenditure
   Programs                                                              55,271         59,390          59,243           (147)
   Gross Capital Expenditure                                              2,467          3,170           3,170              -
   Less: Net Investment in Capital Assets                                   576            702             702              -
   Public Debt Interest
     Provincial                                                           8,225          8,188           8,135            (53)
     Electricity Sector                                                     520            520             520              -
                                                                -------------------------------------------------------------
Total Expenditure                                                        65,907         70,566          70,366           (200)
Less: Reserve                                                                 -          1,000           1,000              -
Add: Decrease/(Increase) in Stranded Debt from Electricity                   40              -               -              -
   Sector Restructuring to be Recovered from Ratepayers*
-----------------------------------------------------------------------------------------------------------------------------
SURPLUS / (DEFICIT) - EXCLUDING SARS IMPACT                                 524              0              73             73
-----------------------------------------------------------------------------------------------------------------------------
SARS Impact / No Federal Support
   Expenditure                                                                                           1,073
   Other Actions: Reduce Contingency Fund                                                                 (400)
   Reserve                                                                                                (600)
-----------------------------------------------------------------------------------------------------------------------------
SURPLUS / (DEFICIT) REPORTED THIS QUARTER                                   524              0               0              -
-----------------------------------------------------------------------------------------------------------------------------

If Federal Support for SARS
   Revenue (90 per cent of SARS Costs)                                                                     965
   Expenditure                                                                                           1,073
   Contingency Fund                                                                                        (35)
-----------------------------------------------------------------------------------------------------------------------------
SURPLUS / (DEFICIT)                                                         524              0               0              -
-----------------------------------------------------------------------------------------------------------------------------
*  Reflects the estimated excess of revenue over expenditure of the Ontario Electricity Financial Corporation (OEFC). Consistent with the principles of electricity restructuring, OEFC debt is to be recovered from ratepayers, not taxpayers.
Note:   An integrated fiscal summary that incorporates the impact of the SARS outbreak on Provincial finances is shown on page 4.
                                                                -------------------------------------------------------------

HIGHLIGHTS

2003-04 IN-YEAR PERFORMANCE
BALANCED BUDGET OUTLOOK
—    The 2003-04 fiscal outlook is on track with the 2003 Budget Plan.  As of June 30, 2003, a balanced budget is projected, unchanged from the Budget Plan.
IMPACT OF SEVERE ACUTE RESPIRATORY SYNDROME (SARS)
—    Excluding the impact of the SARS outbreak on Provincial spending, Ontario would have posted a budget surplus of $73 million.
—    Ontario will incur an additional $1,073 million in directly related costs in 2003-04 due to SARS.  In the absence of any federal financial support, the Province will offset these higher expenditures by allocating $600 million of the
     $1 billion reserve and reducing the Contingency Fund by $400 million to maintain the balanced budget.  Additional measures may also be required if the federal government does not provide adequate support.

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For further information contact                                                        Ce rapport est disponible en français.
Communications and Corporate Affairs Branch (416) 325-0333              Renseignements : Direction des communications et des
Frost Building North, Queen's Park                                                  affaires ministérielles,  (416) 325-0333
Toronto  M7A 1Z1                                                           Édifice Frost Nord, Queen's Park, Toronto M7A 1Z1

This document is available on the Internet at:  http://www.gov.on.ca/FIN/english/engfinances.htm

     ONTARIO FINANCES                                                                                                    SARS
-------------------------------------------------------------------------------------------------------------------

Expenditure Impact of Severe Acute Respiratory Syndrome (SARS) and Provincial Response
($ Millions)
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    2003-04      Multi-Year
                                                                                                     Costs         Costs
-----------------------------------------------------------------------------------------------------------------------------
Extraordinary Costs in the Health Sector                                                               395           395
Compensation for Health Care Workers                                                                   330           330
Health Sector Short-Term Action Plan                                                                   120           120
Ancillary Revenue Losses (hospitals and other health agencies)                                         100           100
Compensation for Individuals                                                                            10            10
Support for Municipalities and Volunteer Organizations                                                  10            10
Tourism Recovery Plan                                                                                   84           128
Ontario Investment Attraction Program                                                                    5            10
FitzGerald Infectious Diseases Network                                                                   2            10
Other Extraordinary Costs                                                                               17            17
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TOTAL                                                                                                1,073         1,130
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FISCAL PERFORMANCE

REVENUE
—    The revenue outlook, at $71,439 million, is down $127 million from the Budget Plan.  Changes in the first quarter are:
   – The Personal Income Tax revenue forecast has been decreased by $90 million due to the unexpected weakness of the Ontario economy in the April to June quarter of 2003.
   – The Retail Sales Tax revenue forecast has been decreased by $210 million primarily due to the impact of SARS on the Ontario tourism industry.
   – The Corporations Tax revenue forecast has been increased by $200 million due to higher 2002 profit growth than previously estimated, which increases the 2002-03 revenue base and therefore revenues this year.
   – The Employer Health Tax revenue forecast has been decreased by $30 million largely due to the impact of SARS on Ontario job creation.
   – The Reimbursements revenue forecast has been increased by $3 million due to new OPP municipal policing contracts for the City of Elliot Lake and the Towns of Carlton Place, South Bruce and South Huron, offsetting higher expenditures.

OPERATING EXPENDITURE
—    Net operating expenditure including the expenditure impacts of the SARS outbreak, at $68,571 million, is up
     $473 million from the Budget Plan.  Changes this quarter include:
   – Ministry of the Attorney General:  An additional $16 million for courts to help ensure that criminal trials proceed within a reasonable period of time, fully offset from the Contingency Fund, and $3 million for SARS-related extraordinary costs for an investigation into the occurrence and spread of SARS.
   – Ministry of Enterprise, Opportunity and Innovation:  An additional $7 million in SARS-related expenditure for the
     FitzGerald Infectious Diseases (FIND) Network and the Ontario Investment Attraction Program.
   – Ministry of Health and Long-Term Care:  An expenditure increase of $945 million for SARS-related costs including exceptional operating costs, financial assistance to frontline health workers for lost income, ancillary revenue losses at hospitals and other agencies, and ongoing SARS-related expenditures, partially offset by savings of $150 million from the Contingency Fund; an additional $10 million for other SARS-related administrative costs; and an additional $13 million, fully offset from the Contingency Fund, to enhance the West Nile Virus Larvicide Program.
   – Ministry of Labour:  An additional $1 million for SARS-related extraordinary costs to implement legislation to protect the jobs of quarantined workers.
   – Management Board Secretariat: To mitigate the impact of SARS and in the absence of any federal support, the
     Contingency Fund was reduced by $400 million.
   – Ministry of Municipal Affairs and Housing:  An expenditure increase of $20 million for SARS-related expenditures to assist municipalities, volunteer organizations and individuals, and $1 million for SARS-related extraordinary costs for the establishment of the SARS Assistance Office.
   – Ministry of Natural Resources:  An additional $27 million for forest fire-fighting costs, fully offset from the
     Contingency Fund.
   – Ministry of Public Safety and Security:  An additional $3 million for OPP municipal policing contracts for the City of Elliot Lake and for the Towns of Carlton Place, South Bruce and South Huron, offset by revenue; and an additional $2 million for SARS-related extraordinary costs for the operation of Emergency Management Ontario and SARS screening in provincial correctional institutions.
   – Ministry of Tourism and Recreation:  An additional $84 million in SARS-related expenditure for the Tourism
     Recovery Plan.

—    The Public Debt Interest forecast of $8,655 million, consisting of $8,135 million related to the Province's borrowing on its own behalf and $520 million related to the interest on debt issued for investment in the electricity sector is down $53 million due to lower interest rates and cost-effective debt management.

CAPITAL EXPENDITURE
—    Gross capital expenditure and net capital expenditure, at $3,170 million and $2,468 million respectively, are unchanged from the Budget Plan.
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     ONTARIO FINANCES                                                                                      FISCAL PERFORMANCE
-------------------------------------------------------------------------------------------------------------------

Statement of Financial Transactions (Including SARS Impact)
($ Millions)
                                                               Actual       Actual       Actual       Interim        Q1
                                                               1999-00      2000-01      2001-02      2002-03      2003-04
-----------------------------------------------------------------------------------------------------------------------------
Revenue                                                         62,931       63,824       63,886       66,391       71,439
Expenditure
     Programs                                                   47,525       50,401       52,523       55,271       59,916
     Gross Capital Expenditure                                   4,887        2,123        1,890        2,467        3,170
     Less: Net Investment in Capital Assets*                         -            -            -          576          702
     Public Debt Interest
       Provincial                                                8,977        8,896        8,509        8,225        8,135
       Electricity Sector                                          520          520          520          520          520
                                                            -----------------------------------------------------------------
Total Expenditure                                               61,909       61,940       63,442       65,907       71,039
Less: Reserve                                                        -            -            -            -          400
Add: Decrease/(Increase) in Stranded Debt from Electricity
   Sector Restructuring to be Recovered from Ratepayers**         (354)          18          (69)          40            -
-----------------------------------------------------------------------------------------------------------------------------
SURPLUS / (DEFICIT)***                                             668        1,902          375          524            0
Net Provincial Debt after Provisional Adjustment for CCRA
   Error; and Accounting Changes+                              113,715      112,480      112,036       98,352       98,352
-----------------------------------------------------------------------------------------------------------------------------
Accounting Changes (included in Net Provincial Debt above)
   Provisional Adjustment for CCRA Error                                     (2,043)      (2,043)      (2,043)
   Retirement Benefits                                                          197          197          197
   Tangible Capital Assets++                                                                           13,200
                                                            -----------------------------------------------------------------
Net Impact of Accounting Changes                                             (1,846)      (1,846)      11,354       11,354
-----------------------------------------------------------------------------------------------------------------------------
NET PROVINCIAL DEBT - BEFORE PROVISIONAL ADJUSTMENT
   FOR CCRA ERROR; AND ACCOUNTING CHANGES                      113,715      110,634      110,190      109,706      109,706
-----------------------------------------------------------------------------------------------------------------------------
*  Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expenditure in the year of acquisition or construction.  All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
**   Reflects the estimated excess of revenue over expenditure of the Ontario Electricity Financial Corporation (OEFC). Consistent with the principles of electricity restructuring, OEFC debt is to be recovered from ratepayers, not taxpayers.
***  Includes provisional adjustment for Canada Customs and Revenue Agency error; retirement benefits accounting policy change in accordance with new Public
     Sector Accounting Board recommendations; and adjustment to decrease in stranded debt from electricity sector restructuring to be recovered from ratepayers.
+    Starting in 2002-03 Net Provincial Debt has been adjusted to include Investment in Capital Assets. For all other years, Net Provincial Debt represents total liabilities less financial assets.
++ Estimated opening net book value at April 1, 2002.
                                                            -----------------------------------------------------------------

Selected Economic and Fiscal Statistics
-----------------------------------------------------------------------------------------------------------------------------
                                                                 Actual       Actual        Actual       Interim         Q1
                                                                1999-00       2000-01      2001-02       2002-03      2003-04
-----------------------------------------------------------------------------------------------------------------------------
Gross Domestic Product (GDP) at Market Prices                   410,350      438,092       449,780      475,243       499,956
   ($ Millions)
Ontario Population (000s) - July 1                               11,528       11,698        11,895       12,068        12,226

Ontario Revenue as a per cent of GDP                               15.3         14.6          14.2         14.0          14.3
Ontario Revenue Growth (%)                                         12.8          1.4           0.1          3.9           7.6

Ontario Total Expenditure as a per cent of GDP                     15.1         14.1          14.1         13.9          14.2
Ontario Total Expenditure Growth (%)                                7.1          0.1           2.4          3.9           7.8

Ontario PDI as a Share of Revenue (%)                              15.1         14.8          14.1         13.2          12.1
Ontario PDI as a Share of Total Expenditure (%)                    15.3         15.2          14.2         13.3          12.2
Ontario PDI as a per cent of GDP                                    2.3          2.1           2.0          1.8           1.7

Ontario Surplus / (Deficit) as a per cent of GDP                    0.2          0.4           0.1          0.1           0.0

Net Provincial Debt per capita ($)                                9,864        9,615         9,419        8,150         8,044
Net Provincial Debt as a per cent of GDP                           27.7         25.7          24.9         20.7          19.7
-----------------------------------------------------------------------------------------------------------------------------
Sources:  Ontario Ministry of Finance and Statistics Canada.
                                                         --------------------------------------------------------------------
ONTARIO FINANCES                                                                                         ECONOMIC PERFORMANCE
-------------------------------------------------------------------------------------------------------------------

ONTARIO ECONOMIC GROWTH CONTINUES IN FIRST QUARTER
—    Ontario's real GDP grew by 0.7 per cent (2.9 per cent annualized) in the first quarter of 2003, up from 0.4 per cent
     (1.7 per cent annualized) growth in the fourth quarter of 2002.
—    Ontario's economy outperformed both the Canadian economy which advanced 2.4 per cent and the U.S. economy which grew 1.4 per cent at annualized rates in the first quarter.
JOB GROWTH CONTINUES IN 2003
—    Ontario employment is up 0.9 per cent since the beginning of 2003, a gain of 53,000 jobs.  This represents 75 per cent of all job creation in Canada this year.
—    Ontario's unemployment rate was 7.2 per cent in July, below the Canadian average of 7.8 per cent.
CONSUMER SPENDING RISING
—    Ontario retail sales grew by 1.6 per cent in May.  Over the first five months of 2003, retail sales were 4.1 per cent ahead of the same period last year.
HOUSING MARKET REMAINS STRONG
—    Ontario housing starts rose 12.6 per cent in June, from May, to a level of 86,900 units.  Over the first half of 2003, housing starts were 2.4 per cent lower than the same period last year.  However, this still represents a very high level of starts, as 2002 was the strongest year in 13 years.
—    The value of building permits issued for Ontario residential construction projects rose 2.0 per cent in the second quarter of the calendar year, following a 2.9 per cent advance in the first quarter.
EXTERNAL MARKETS SOFT
—    Ontario merchandise exports dropped 4.8 per cent over the first five months of 2003 compared to the same period of 2002.  Over the same period the value of Ontario manufacturing shipments increased 1.2 per cent.
-----------------------------------------------------------------------------------------------------------------------------

ONTARIO FINANCES                                                                                 RECENT ECONOMIC DEVELOPMENTS
-------------------------------------------------------------------------------------------------------------------

                                                   KEY ECONOMIC INDICATORS
                                 (% Change from previous period, unless indicated otherwise)
-----------------------------------------------------------------------------------------------------------------------------
                                                           Annual    Annual                      Quarterly
                                                         --------------------------------------------------------------------
                                                            2001      2002      02:1      02:2     02:3     02:4      03:1
                                                         --------------------------------------------------------------------
Output (Seasonally Adjusted at Annual Rates)*
   Real GDP                                   Ontario       1.8        3.8       1.7      0.8       1.0      0.4      0.7
   Nominal GDP                                Ontario       2.7        5.7       2.6      2.5       1.7      1.4      1.8

-----------------------------------------------------------------------------------------------------------------------------
                                                           Annual    Annual                    Monthly 2003
                                                         --------------------------------------------------------------------
                                                            2001      2002       Mar      Apr       May     June      July
                                                         --------------------------------------------------------------------
Other Indicators (Seasonally Adjusted)
Labour Markets
   Labour Force (Change in 000s)              Ontario       137        167        8       (12)      24       36       (17)
   Employment (Change in 000s)                Ontario        91        105       17       (27)      (1)      17       (8)
   Unemployment Rate (%)                      Ontario       6.3        7.1       6.5      6.8       7.1      7.3      7.2
Household Sector
   Retail Sales                               Ontario       2.6        5.6      (0.7)    (2.3)      1.6      N/A      N/A
   Urban Housing Starts (000s)                Ontario       70.8      79.6      72.6      71.1     71.6     81.3      N/A
   New Home Sales**                           Toronto       2.4       29.0     (45.3)    (36.1)   (13.2)     0.8      N/A
   MLS Home Resales**                         Ontario       10.3       9.3      (6.4)    (13.4)    (1.4)    18.2      N/A
Manufacturing Shipments                       Ontario      (6.4)       3.4       2.0     (3.5)      0.0      N/A      N/A
   Transportation Equipment                   Ontario      (10.5)      6.5       4.1     (3.7)     (0.5)     N/A      N/A
Consumer Price Index**                        Ontario       3.1        2.0       3.3      2.3       2.7      2.5      N/A
Sources:  Statistics Canada, Ontario Ministry of Finance, Canada Mortgage and Housing Corporation, Greater Toronto Home Builders'
          Association, Canadian Real Estate Association and Ward's Automotive.
-----------------------------------------------------------------------------------------------------------------------------
*  Annual growth rates reflect April 28, 2003, release of Statistics Canada Provincial Economic Accounts.
** % change from a year earlier
N/A = Data not available

                                                      ONTARIO FINANCES
                                                      FINANCIAL TABLES

REVENUE
-------------------------------------------------------------------------------------------------------------------

($ Millions)                                                                                       2003-04
                                                                                ---------------------------------------------
                                                                         Interim        Budget         Current        In-Year
                                                                         2002-03         Plan          Outlook        Change
TAXATION REVENUE
   Personal Income Tax                                                    18,800         19,905         19,815            (90)
   Retail Sales Tax                                                       14,090         14,885         14,675           (210)
   Corporations Tax                                                        6,520          6,845          7,045            200
   Employer Health Tax                                                     3,590          3,805          3,775            (30)
   Gasoline Tax                                                            2,300          2,365          2,365              -
   Fuel Tax                                                                  685            710            710              -
   Tobacco Tax                                                             1,215          1,260          1,260              -
   Land Transfer Tax                                                         825            785            785              -
   Other Taxation                                                            376            195            195              -
                                                                 ------------------------------------------------------------
                                                                          48,401         50,755         50,625           (130)
GOVERNMENT OF CANADA
   Canada Health and Social Transfer (CHST)                                7,386          7,146          7,146              -
   New CHST Supplements                                                      967            771            771              -
   Social Housing                                                            526            643            643              -
   Health Reform Fund                                                          -            386            386              -
   Infrastructure                                                            118            285            285              -
   Diagnostic and Medical Equipment Fund                                       -            193            193              -
   Other                                                                     697            753            753              -
                                                                 ------------------------------------------------------------
                                                                           9,694         10,177         10,177              -
INCOME FROM GOVERNMENT ENTERPRISES
   Ontario Lottery and Gaming Corporation                                  2,275          2,406          2,406              -
   Liquor Control Board of Ontario                                           953          1,123          1,123              -
   Ontario Power Generation Inc. and Hydro One Inc.                          650            884            884              -
   Other                                                                      11              3              3              -
                                                                 ------------------------------------------------------------
                                                                           3,889          4,416          4,416              -
OTHER REVENUE
   Sales and Rentals                                                         321          2,207          2,207              -
   Vehicle and Driver Registration Fees                                      963            952            952              -
   Local Services Realignment - Reimbursement
     of Expenditure                                                          707            711            711              -
   Other Fees and Licences                                                   671            677            677              -
   Reimbursements                                                            470            503            506              3
   Liquor Licence Revenue                                                    528            477            477              -
   Royalties                                                                 237            225            225              -
   Independent Electricity Market Operation Revenue                          171            153            153              -
   Other Miscellaneous Revenue                                               339            313            313              -
                                                                 ------------------------------------------------------------
                                                                           4,407          6,218          6,221              3
-----------------------------------------------------------------------------------------------------------------------------
TOTAL REVENUE                                                             66,391         71,566         71,439           (127)
-----------------------------------------------------------------------------------------------------------------------------

                                                                 ------------------------------------------------------------

OPERATING EXPENDITURE
-------------------------------------------------------------------------------------------------------------------

($ Millions)                                                                                      2003-04
                                                                              -----------------------------------------------
                                                                       Interim         Budget         Current        In-Year
MINISTRY                                                               2002-03          Plan          Outlook         Change
-----------------------------------------------------------------------------------------------------------------------------
Agriculture and Food                                                       602             622            622               -
   One-Time and Extraordinary Costs                                         28               -              -               -
Attorney General*                                                        1,030           1,024          1,043              19
Board of Internal Economy                                                  138             129            129               -
Citizenship                                                                 72              76             76               -
Community, Family and Children's Services                                7,969           8,281          8,281               -
Consumer and Business Services                                             179             179            179               -
Culture                                                                    263             269            269               -
Education                                                                9,058           9,716          9,716               -
   Teachers' Pension Plan (TPP)                                            296             306            306               -
Energy                                                                     120             127            127               -
Enterprise, Opportunity and Innovation*                                    231             309            316               7
Environment                                                                250             266            266               -
Executive Offices                                                           21              20             20               -
Finance - Own Account                                                      500             612            612               -
   Public Debt Interest
     Provincial                                                          8,225           8,188          8,135             (53)
     Electricity Sector                                                    520             520            520               -
   Support for Children and Seniors                                        282             674            674               -
   Community Reinvestment Fund                                             624             649            649               -
   Provision for Electricity Sector                                        130              23             23               -
Health and Long-Term Care                                               25,888          27,595         27,608              13
   SARS-Related Health Costs*                                                -               -            955             955
Intergovernmental Affairs                                                    4               5              5               -
Labour*                                                                    118             120            121               1
Management Board Secretariat                                               223             336            336               -
   Retirement Benefits                                                    (131)            218            218               -
   Contingency Fund                                                          -             762            156            (606)
Municipal Affairs and Housing*                                             646             688            709              21
Native Affairs Secretariat                                                  17              15             15               -
Natural Resources                                                          464             450            477              27
Northern Development and Mines                                              76              77             77               -
Office of Francophone Affairs                                                3               4              4               -
Public Safety and Security*                                              1,782           1,601          1,606               5
Tourism and Recreation*                                                    140             147            231              84
Training, Colleges and Universities                                      3,451           3,994          3,994               -
Transportation                                                             797             796            796               -
Program Review and Evaluation                                                -            (500)          (500)              -
Year-End Savings                                                             -            (200)          (200)              -
-----------------------------------------------------------------------------------------------------------------------------
TOTAL OPERATING EXPENDITURE                                             64,016          68,098         68,571             473
-----------------------------------------------------------------------------------------------------------------------------
*  Includes increased expenditure related to the $1,130 million multi-year impact of Severe Acute Respiratory Syndrome (SARS).
                                                               --------------------------------------------------------------

CAPITAL EXPENDITURE
-------------------------------------------------------------------------------------------------------------------

($ Millions)                                                                                      2003-04
                                                                              -----------------------------------------------
                                                                       Interim         Budget         Current        In-Year
MINISTRY                                                               2002-03          Plan          Outlook         Change
-----------------------------------------------------------------------------------------------------------------------------
Agriculture and Food                                                        67               1              1               -
Attorney General                                                            51              35             35               -
Community, Family and Children's Services                                   24              13             13               -
Consumer and Business Services                                               1               1              1               -
Culture                                                                     49             106            106               -
Education                                                                   10              16             16               -
Energy                                                                      40              30             30               -
Enterprise, Opportunity and Innovation                                      25              46             46               -
Environment                                                                 14              14             14               -
   Water Protection Fund                                                     1               1              1               -
Finance - Own Account                                                        8               6              6               -
   SuperBuild Millennium Partnerships                                        4              52             52               -
   Contingency Fund                                                          -             200            200               -
Health and Long-Term Care                                                  335             504            504               -
Management Board Secretariat                                                44              15             15               -
Municipal Affairs and Housing                                               26             304            304               -
Native Affairs Secretariat                                                   3               3              3               -
Natural Resources                                                           78              91             91               -
Northern Development and Mines                                             391             347            347               -
Public Safety and Security                                                  67              53             53               -
Tourism and Recreation                                                      58              50             50               -
Training, Colleges and Universities                                         74              98             98               -
Transportation                                                           1,097           1,284          1,284               -
Year-End Savings                                                             -            (100)          (100)              -
-----------------------------------------------------------------------------------------------------------------------------
TOTAL GROSS CAPITAL EXPENDITURE*                                         2,467           3,170          3,170               -
Less: Net Investment in Capital Assets**                                   576             702            702               -
-----------------------------------------------------------------------------------------------------------------------------
Net Capital Expenditure                                                  1,891           2,468          2,468               -
-----------------------------------------------------------------------------------------------------------------------------
*    Gross Capital Expenditure includes the following: i) acquisition or construction of major tangible capital assets owned by the Province (land, buildings and transportation infrastructure) and other tangible capital assets; ii) repairs and maintenance; and iii) transfers for capital purposes. Total gross capital expenditure in 2003-04 includes $429 million in flow-through funds. Gross capital expenditure excluding flow-
     through funds is $2.7 billion.
                                                               --------------------------------------------------------------

($ Millions)                                                                    Current Outlook 2003-04
                                                           ------------------------------------------------------------------
                                                                                                  Government
                                                                 Land and      Transportation     Organizations'
SCHEDULE OF NET INVESTMENT IN CAPITAL ASSETS                     Buildings     Infrastructure     Capital Assets       Total
-----------------------------------------------------------------------------------------------------------------------------
Acquisition/Construction of Major Tangible Capital                     133              1,042                346        1,521
   Assets
Amortization of Provincially Owned Major Tangible                     (110)              (546)              (163)        (819)
   Capital Assets
                                                           ------------------------------------------------------------------
Net Investment in Capital Assets**                                      23                496                183          702
-----------------------------------------------------------------------------------------------------------------------------
**     Starting in 2002-03, major tangible capital assets owned by Provincial ministries (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by Provincial ministries will continue to be accounted for as expenditure in the year of acquisition or construction.  All capital assets owned by consolidated government organizations are accounted for on a full accrual basis.
                                                           ------------------------------------------------------------------

ONTARIO'S 2003-04 FINANCING PROGRAM
-------------------------------------------------------------------------------------------------------------------

($ Millions)                                                                                      2003-04
                                                                               ----------------------------------------------
                                                                        Interim        Budget         Current         In-Year
                                                                        2002-03         Plan          Outlook         Change
-----------------------------------------------------------------------------------------------------------------------------
Surplus / (Deficit)                                                         524              -               -              -
Adjustments for:
   Non-Cash Items Included in Surplus                                    (4,227)        (1,293)         (1,893)          (600)
   Amortization of Tangible Capital Assets                                  763            819             819              -
Acquisitions of Tangible Capital Assets                                  (1,339)        (1,521)         (1,521)             -
Maturities of Debt                                                      (11,588)       (10,146)        (10,146)             -
Early Redemptions of Debt                                                (1,094)        (1,000)         (1,000)             -
Canada Pension Plan Borrowing                                                 -          1,201             666           (535)
Decrease / (Increase) in Cash and Cash Equivalents                         (150)         3,000           2,000         (1,000)
Increase / (Decrease) in Short-Term Borrowing                             1,300            250               -           (250)
Other Sources / (Uses) of Cash*                                               -         (3,156)         (3,156)             -
-----------------------------------------------------------------------------------------------------------------------------
Long-Term Public Borrowing Requirement                                   15,811         11,846          14,231          2,385
   of which:    Completed                                                                                9,687              -
                Remaining                                                                                4,544              -
-----------------------------------------------------------------------------------------------------------------------------
*    Includes net repayment from, or loans to agencies and the transfer of all deposits with the Province of Ontario Savings Office (POSO) to
     Desjardins Credit Union on April 1, 2003.
                                                                -------------------------------------------------------------

—    The $600 million change in Non-Cash Items Included in Surplus assumes no federal financial support for the impact of SARS. The associated increase in borrowing will not affect the plan to maintain the balanced budget.

—    Planned Canada Pension Plan (CPP) borrowing is down $535 million from the Budget Plan because the Province was able to borrow long-term funds from the public markets at lower interest rates than those available from the
     CPP.

—    Other changes in the manner that the Province will borrow (smaller decrease in Cash and Cash Equivalents and no
     Increase in Short-Term Borrowing) are the result of the Province being able to take advantage of the strong public demand for Ontario bonds, including Ontario Savings Bonds, to lock in the lowest long-term interest rates in 40 years.

—    Long-term public borrowing undertaken in the first quarter is estimated at $9,687 million as follows:

                                            ($ Millions)
                                      ---------------------
Ontario Savings Bonds                                 3,770
Domestic Issues                                       2,429
Euro Medium Term Notes                                1,573
Global Issues                                         1,915
                                      ---------------------
                                                      9,687
------------------------------------- ---------------------

—    The 2003 Ontario Savings Bond campaign raised a total of $3.8 billion, the second highest sales in the history of
     Canadian provincial bond issues. During the past nine years, more than one million Ontario residents have invested a total of $22 billion in Ontario Savings Bonds.